Exhibit 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS THIRD QUARTER RESULTS

New York, New York November 12, 2020 –  Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the quarter ended September 30, 2020.

Network-1 had revenue of $4,150,000 and $4,366,000 for the three and nine months ended September 30, 2020, respectively, as compared to revenue of $520,000 and $1,725,000 for the three and nine months ended September 30, 2019, respectively. The increase in revenue of $3,630,000 for the three months ended September 30, 2020 was due to revenue of $4,150,000 from a litigation settlement. Similarly, the increase in revenue of $2,641,000 for the nine months ended September 30, 2020 was due primarily to revenue of $4,150,000 from such settlement.

Network-1 had operating income of $1,660,000 for the three months ended September 30, 2020 compared with an operating loss of $(576,000) for the three months ended September 30, 2019. The increased operating income of $2,236,000 for the three months ended September 30, 2020 was primarily due to revenue of $4,150,000 from the litigation settlement.

Network-1 had operating income of $55,000 for the nine months ended September 30, 2020 compared with an operating loss of $1,625,000 for the nine months ended September 30, 2019. The increased operating income of $1,680,000 for the nine months ended September 30, 2020 was primarily due to revenue of $4,150,000 from the litigation settlement.

Network-1 had net income of $1,687,000 or $0.07 per share basic and diluted for the three months ended September 30, 2020 compared with a net loss of $(411,000) or $(0.02) per share basic and diluted for the three months ended September 30, 2019.  The increased net income of $2,098,000 for the three months ended September 30, 2020 was primarily due to revenue of $4,150,000 from the litigation settlement.

Network-1 realized a net loss of $(234,000) or $(0.01) per share basic and diluted for the nine months ended September 30, 2020 compared with a net loss of $(859,000) or $(0.04) per share basic and diluted for the nine months ended September 30, 2019. The decreased net loss of $625,000 for the nine months ended September 30, 2020 was primarily due to revenue of $4,150,000 from the litigation settlement.

At September 30, 2020, Network-1 had cash and cash equivalents and marketable securities of $45,492,000 and working capital of $45,178,000. Based on its current cash position, Network-1 believes that it will have sufficient cash to fund its operations for the foreseeable future.

On September 24, 2020, the U.S. Court of Appeals for the Federal Circuit overturned the judgment of non-infringement of the U.S. District Court of the Eastern District of Texas in Network-1’s litigation with Hewlett-Packard involving its Remote Power Patent. The Federal Circuit also vacated the District Court judgment of validity of the Remote Power Patent. The Federal Circuit has remanded the case to the District Court for a new trial on infringement against Hewlett-Packard and further proceedings on validity. As a result of the Federal Circuit’s decision to overturn the District Court judgment of non-infringement, Network-1 believes that Cisco and certain other licensees of its Remote Power Patent are obligated to pay Network-1 significant royalties that accrued but were not paid beginning the fourth quarter of 2017 through March 7, 2020 (the expiration of the Remote Power Patent). There is, however, no certainty that Network-1 will receive such significant royalties from Cisco and certain other licensees.

Since inception of its Share Repurchase Program in August 2011 through September 30, 2020, Network-1 repurchased an aggregate of 8,605,659 shares of its common stock at an aggregate cost of $16,156,005 (exclusive of commissions) or an average per share price of $1.88. During the nine months ended September 30, 2020, Network-1 repurchased 115,889 shares of its common stock at an aggregate cost of $249,158 (exclusive of commissions) or an average per share price of $2.15. At September 30, 2020, the remaining dollar value of shares that may be repurchased under the Share Repurchase Program was $4,196,100.

On June 9, 2020, the Board of Directors of Network-1 approved the continuation of the Network-1’s dividend policy which consists of semi-annual cash dividends of $0.05 per share ($0.10 per share annually) which are anticipated to be paid in March and September of each year. Network-1’s dividend policy was previously contingent upon receipt of revenue from its Remote Power Patent through March 7, 2020 (the expiration of the patent). On February 15, 2020, Network-1’s Board of Directors declared a semi-annual cash dividend of $0.05 per share with a payment date of March 31, 2020 to all common shareholders of record as of March 16, 2020. On August 18, 2020, the Board of Directors of Network-1 declared a semi-annual cash dividend of $0.05 per common share with a payment date of September 30, 2020 to all common stockholders of record as of September 14, 2020.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-four (84) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $151,000,000 from May 2007 through September 30, 2020. Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2020 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on 10-Q for the three months ended March 31, 2020 and June 30, 2020 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, the risk that Network-1 will not receive additional significant licensing revenue from Cisco and certain other licensees as a result of the Federal Circuit’s decision to overturn the judgment of non-infringement of the District Court in Network-1’s trial with Hewlett-Packard, the risk that the global COVID-19 pandemic could have an adverse impact on Network-1’s business, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The condensed consolidated statements of operations and comprehensive income (loss) and condensed consolidated balance sheet are attached.

Network-1 Technologies, Inc.

Condensed Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

REVENUE	$4,150,000	$520,000	$4,366,000	$1,725,000

OPERATING EXPENSES:
Costs of revenue	1,593,000	138,000	1,645,000	459,000
Professional fees and related costs	267,000	267,000	790,000	812,000
General and administrative	473,000	466,000	1,418,000	1,442,000
Amortization of patents	72,000	71,000	216,000	212,000
Stock-based compensation	85,000	154,000	242,000	425,000

TOTAL OPERATING EXPENSES	2,490,000	1,096,000	4,311,000	3,350,000

OPERATING INCOME (LOSS)	1,660,000	(576,000)	55,000	(1,625,000)

OTHER INCOME (LOSS):
Interest and dividend income, net	105,000	270,000	403,000	872,000
Net realized and unrealized gain (loss) on marketable securities	68,000	(39,000)	(48,000)	6,000
Total other income, net	173,000	231,000	355,000	878,000

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN NET LOSSES OF EQUITY METHOD INVESTEE	1,833,000	(345,000)	410,000	(747,000)

INCOME TAXES PROVISION (BENEFIT):
Current	355,000	(197,000)	(79,000)	(197,000)
Deferred taxes, net	(355,000)	67,000	79,000	(36,000)
Total income taxes (benefit)	—	(130,000)	—	(233,000)

INCOME (LOSS) BEFORE SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE:	$1,833,000	$(215,000)	$410,000	$(514,000)

SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE	$(146,000)	$(196,000)	$(644,000)	$(345,000)

NET INCOME (LOSS)	$1,687,000	$(411,000)	$(234,000)	$(859,000)

Net Income (loss) per share
Basic	$0.07	$(0.02)	$(0.01)	$(0.04)
Diluted	$0.07	$(0.02)	$(0.01)	$(0.04)

Weighted average common shares outstanding:
Basic	24,012,333	24,138,191	23,992,203	23,935,304
Diluted	24,521,708	24,138,191	23,992,203	23,935,304

Cash dividends declared per share	$0.05	$0.05	$0.10	$0.10

NET INCOME (LOSS)	$1,687,000	$(411,000)	$(234,000)	$(859,000)

OTHER COMPREHENSIVE INCOME (LOSS) Net unrealized holding gain (loss) on corporate bonds and notes arising during the period, net of tax	(67,000)	20,000	(75,000)	183,000

COMPREHENSIVE INCOME (LOSS)	$1,620,000	$(391,000)	$(309,000)	$(676,000)

Network-1 Technologies, Inc.

Condensed Consolidated Balance Sheets as of September 30, 2020

(Unaudited)

Cash and cash equivalents and marketable securities	$45,492,000

Total current assets	$45,522,000

Total assets	$50,989,000

Total current liabilities	$344,000

Total long-term liabilities	$0

Total stockholders' equity	$50,645,000